FORM OF

LETTER AGREEMENT

SKYLINE SPECIAL EQUITIES PORTFOLIO

Investment Management Agreement

__________, 2007

Managers Investment Group LLC

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attn: John Streur

Re:	Investment Management Agreement between Managers Investment Group LLC and Managers AMG Funds, dated as of October 19, 1999

Ladies and Gentlemen:

Pursuant to Section 1(b) of the Investment Management Agreement between Managers Investment Group LLC (f/k/a the Managers Funds LLC) and Managers AMG Funds (the “Trust”), dated October 21, 1999 and as amended from time to time, the Trust hereby advises you that it is creating a new series to be named Skyline Special Equities Portfolio (the “New Fund”), and that the Trust desires Managers Investment Group LLC to provide management and investment advisory services with respect to the New Fund pursuant to the terms and conditions of the Investment Management Agreement. Attached as Appendix A is an amendment to Schedule A to the Investment Management Agreement.

Please acknowledge your agreement to provide such management and investment advisory services to the New Fund by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely, Managers AMG Funds

By:
Name: William J. Nutt Title: President

ACKNOWLEDGED AND ACCEPTED Managers Investment Group LLC

By:
Name:
Title:
Date:

AMENDMENT TO

SCHEDULE A

Skyline Special Equities Portfolio

Advisory Fees pursuant to Section 2(a)

The Trust shall pay to the Advisor an annual gross investment advisory fee equal to 0.90% of the average daily net assets of the Skyline Special Equities Portfolio. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

Administration Fees Pursuant to Section 2(b)

None.